Exhibit 5.1

701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 PHONE 206.883.2500 FAX 206.883.2699 www.wsgr.com

June 21, 2018

Alpine Immune Sciences, Inc.

201 Elliott Avenue West, Suite 230

Seattle, Washington 98119

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Alpine Immune Sciences, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,874,314 shares of your common stock, par value $0.001 per share (the “Shares”) to be issued under the 2018 Equity Incentive Plan (the “Plan”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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